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                                                                   Exhibit 8.1


TownPagesNet.com plc
11 Market Square
Alton, Hampshire
United Kingdom


The tax opinion of Greenberg Traurig as to the material federal tax consequences to U.S. investors relating to the offering of ADSs of TownPagesNet.com plc is set forth in full in the section entitled "Taxation" in the Form F-1 registration statement dated April 29, 1999.


GREENBERG TRAURIG